Exhibit 99.01

DexCom Inc. Reports Fourth Quarter and Full Year 2012 Financial Results

SAN DIEGO, CA — (BUSINESS WIRE-February 21, 2013) — DexCom, Inc. (Nasdaq:DXCM) today reported its audited financial results as of and for the quarter and fiscal year ended December 31, 2012.

For the full-year ended December 31, 2012, product revenue grew to $93.0 million, an increase of 41% from the $65.9 million in product revenue reported for 2011, and total revenue grew to $99.9 million, an increase of 31% from 2011. Product revenue totaled $31.7 million for the fourth quarter of 2012, an increase of 52% from the $20.9 million in product revenue reported for the comparable period in 2011. Total fourth quarter 2012 revenue, which included development grant and other revenue, was $33.3 million, an increase of 49% from the comparable period in 2011. Product gross profit totaled $17.2 million and $44.7 million for the three and twelve months ended December 31, 2012, compared to gross profit of $10.2 million and $29.3 million for the three and twelve months ended December 31, 2011. The Company reported a net loss of $8.5 million, or $0.12 per share, and $54.5 million, or $0.79 per share, for the three and twelve months ended December 31, 2012, compared to $12.2 million, or $0.18 per share, and $44.7 million, or $0.68 per share, for the three and twelve months ended December 31, 2011. The net loss for 2012 included $26.6 million in non-cash expenses, comprised primarily of share-based compensation, depreciation, and amortization, offset by a one-time non-cash tax benefit of $1.3 million related to the acquisition of SweetSpot. Also included in net loss were additional cost of goods sold totaling $3.0 million for additional charges related to excess and obsolete inventory and accelerated depreciation on manufacturing equipment due to the approval and commercial launch plans of our G4 PLATINUM system.

Total cost of sales for the twelve months ended December 31, 2012 totaled $53.3 million compared to $40.4 million for 2011. The increase was primarily due to additional product sales. Research and development expense totaled $39.5 million in 2012 compared to $30.8 million in 2011. Changes in research and development expense included additional salaries and payroll related costs, share-based compensation, and consulting costs. Selling, general and administrative expense totaled $62.8 million in 2012 compared to $49.9 million in 2011, with the change primarily due to additional selling, information technology, and marketing costs, including increased share-based compensation. As of December 31, 2012, the Company had $48.7 million in cash and marketable securities, and $1.0 million in restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (888) 771-4371 (US/Canada) or (847) 585-4405 (International) and use the participant code “34129862” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and people with diabetes, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of customers to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s annual report on Form 10-K for the period ended December 31, 2012, as filed with the Securities and Exchange Commission on February 21, 2013.

FOR MORE INFORMATION:

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In millions—except par value data)

	As of December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$8.1	$2.6
Short-term marketable securities, available-for-sale	40.6	79.4
Accounts receivable, net	19.5	12.5
Inventory	7.4	8.2
Prepaid and other current assets	2.0	1.8

Total current assets	77.6	104.5
Property and equipment, net	18.9	15.0
Restricted cash	1.0	0.9
Intangible assets, net	4.2	0.0
Goodwill	3.2	0.0
Other assets	1.1	0.1

Total assets	$106.0	$120.5

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$8.7	$6.3
Accrued payroll and related expenses	9.2	6.8
Current portion of long-term debt	0.2	0.0
Current portion of deferred revenue	1.4	1.6

Total current liabilities	19.5	14.7
Other liabilities	2.1	1.0
Long-term portion of deferred revenue	0.6	0.3
Long-term debt, net of current portion	6.8	0.0

Total liabilities	29.0	16.0
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share, 5.0 shares authorized; no shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively.	0.0	0.0

	As of December 31,
	2012	2011
Common stock, $0.001 par value per share, 100.0 authorized; 69.7 and 69.5 shares issued and outstanding, respectively, at December 31, 2012, and 67.8 and 67.5 shares issued and outstanding, respectively, at December 31, 2011	0.1	0.1
Additional paid-in capital	522.6	495.6
Accumulated other comprehensive loss	(0.1)	(0.1)
Accumulated deficit	(445.6)	(391.1)

Total stockholders’ equity	77.0	104.5

Total liabilities and stockholders’ equity	$106.0	$120.5

DexCom Inc.

Consolidated Statements of Operations

(In millions—except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)
Product revenue	$31.7	$20.9	$93.0	$65.9
Development grant and other revenue	1.6	1.5	6.9	10.4

Total revenue	33.3	22.4	99.9	76.3
Product cost of sales	14.5	10.7	48.3	36.6
Development and other cost of sales	1.3	1.0	5.0	3.8

Total cost of sales	15.8	11.7	53.3	40.4

Gross profit	17.5	10.7	46.6	35.9
Operating expenses
Research and development	8.7	9.2	39.5	30.8
Selling, general and administrative	17.2	13.7	62.8	49.9

Total operating expenses	25.9	22.9	102.3	80.7
Operating loss	(8.4)	(12.2)	(55.7)	(44.8)
Interest and other income	0.1	0.0	0.1	0.1
Interest expense	(0.2)	0.0	(0.2)	0.0

Loss before income taxes	(8.5)	(12.2)	(55.8)	(44.7)
Income tax expense (benefit)	0.0	0.0	(1.3)	0.0

Net loss	($8.5)	($12.2)	($54.5)	($44.7)

Basic and diluted net loss per share	($0.12)	($0.18)	($0.79)	($0.68)

Shares used to compute basic and diluted net loss per share	69.3	67.5	68.7	65.6